Exhibit 10.2

CONTRIBUTION AGREEMENT

Between

TALON OP, L.P.

And

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P.

Dated as of August 31, 2018

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of this August ___, 2018, (the “Contract Date”), by and between FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Contributor”), and TALON OP, L.P., a Minnesota limited partnership (“Acquiror”).

1.

CONTRIBUTION.  Contributor agrees to contribute and convey to Acquiror, and Acquiror agrees to accept and assume from Contributor, for the Contribution Consideration (as defined below) and on the terms and conditions set forth in this Agreement, all of such Contributor’s right, title and ownership interest (collectively, “Ownership Interests”) in and to the following:

1.1.

All of Contributor’s right, title and interest in Stephenville Lodging, Ltd., a Texas limited partnership (“Stephenville Lodging”) which owns the Holiday Inn Express and Suites in Stephenville, Texas.

1.2.

All of Contributor’s right, title and interest in CC Hospitality, LLC, a Texas limited liability company (“CC Hospitality”) which owns the La Quinta Inn & Suites in Colorado City, Texas.

1.3.

All of Contributor’s right, title and interest in Prime Lodging, LLC, an Oklahoma limited liability company (“Prime Lodging”) which owns the La Quinta Inn & Suites in Weatherford, Oklahoma.

1.4.

All of Contributor’s right, title and interest in Raviraj, LLC, a Texas limited liability company (“Raviraj”) which owns Studio Six in Sweetwater, Texas.

1.5.

All of Contributor’s right, title and interest in Stephenville Hospitality, Ltd., a Texas limited liability company (“Stephenville Hospitality”) which owns La Quinta Inn & Suites in Stephenville, Texas.

1.6.

All of Contributor’s right, title and interest in Eastland Hospitality, LLC, a Texas limited liability company (“Eastland Hospitality”) which owns Holiday Inn Express and Suites   in Eastland, Texas.

1.7.

All of Contributor’s right, title and interest in Protea Hospitality, LLC, a Texas limited liability company (“Protea Hospitality”) which owns Holiday Inn Express and Suites in Pampa, Texas.

1.8.

The foregoing are collectively referred to as “Hotels” and the companies/entities owning the Hotels are collectively referred to as “Companies.”

1.9.

The Ownership Interests are set forth on Exhibit A attached hereto.

2.

CONTRIBUTION CONSIDERATION; UNITS; TAX MATTERS.

2.1.

General.  The sole general partner of Acquiror is Talon Real Estate Holding Corp. (“Talon Holding”).  Talon Holding is a publicly-traded real estate holding corporation, but is not a real estate investment trust.  Acquiror may, in its sole and absolute discretion, direct Contributor to convey the Ownership Interests and Hotels to one or more Affiliates (as defined below) of Talon Holding, and hereby directs Contributor to convey the Ownership Interests and Hotels to Talon Hotels, LLC, (“Subsidiary”), a special purpose entity wholly-owned by Acquiror.

2.2.

Contribution Consideration. The consideration to be paid to Contributor by Acquiror for the Project (the “Contribution Consideration”) shall consist of LP Units (as defined below) having an aggregate value of $14,796,765.00.  The aggregate value of the Companies/Hotels is $40,790,000.00 and a credit for existing indebtedness (“Existing Indebtedness”) of $25,993,235.00.  The Existing Indebtedness is set forth on Exhibit B attached hereto.

2.3.

Units.

2.3.1.

The Total LP Unit Amount shall be paid by the Acquiror’s delivery of Partnership Units (as that term is defined in the Partnership Agreement, as defined below) in the Acquiror (the “LP Units”).  The Total LP Unit Amount and the allocation thereof shall be set forth in the LP Unit Schedule (as defined below).  The LP Units shall be redeemable for shares of common stock of Talon Holding (“Stock”) or cash (or a combination thereof) in accordance with the redemption procedures described in the Partnership Agreement.  Contributor acknowledges that the LP Units are certificated and that, therefore, the issuance of the LP Units shall be evidenced by updating the Acquiror’s LP Unit register, which shall be completed at Closing (the “Amendment”).

2.3.2.

The Acquiror will deliver to Contributor, at Closing and thereafter, as provided in Section 4, the LP Units issued in the name of Contributor.

2.3.3.

For purposes of determining the number of LP Units to be delivered in satisfaction of payment of the Total LP Unit Amount, the Total LP Unit Amount shall be divided by a “Unit Price”, which shall be equal to Two and 50/100 Dollars ($2.50).  The LP Unit Schedule shall reflect the Unit Price.

2.3.4.

Contributor has delivered to Acquiror, and has caused its members (“Interest Holders”) to deliver to Acquiror, or to any other party designated by Acquiror, a completed questionnaire and representation letter (in substantially the form set forth in Exhibit C attached hereto, the “Investor Materials”) providing, among other things, information concerning each Contributor’s, each Interest Holder’s and Contributor’s status as an accredited investor (“Accredited Investor”), as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and shall provide or cause to be provided to Acquiror, or to any other party designated by Acquiror, such other information and documentation as may reasonably be requested by Acquiror in furtherance of the issuance of the LP Units as contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Acquiror, based on advice of its securities counsel, (y) the proposed issuance of LP Units hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (z) the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, or agreements to which Talon Holding or the Acquiror is privy, or any tax related or other legal rules, agreements or constraints applicable to Talon Holding or the Acquiror, Acquiror shall so advise Contributor, in writing (the “Regulatory Violation Notice”).  In the event a Regulatory Violation Notice is delivered, this Agreement shall terminate, and no party shall have any further liability hereunder except (i) as otherwise expressly set forth in this Agreement and (ii) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

2.3.5.

Contributor hereby covenants and agrees that it shall deliver or shall cause its members to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of Talon Holding, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any LP Units are redeemed for shares of Stock (“Conversion Shares”).  The preceding covenant shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.3.6.

The parties acknowledge that Contributor intends to treat the transfer of the Property in exchange for LP Units (the “Exchange”) as a tax-free partnership contribution pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). Acquiror and Talon Holding shall cooperate in all reasonable respects with Contributor to effectuate such Exchange; provided, however, that:

The provisions of this Section 2.3.6 shall survive the Closing and shall not merge into any conveyancing documents delivered at Closing.

2.4.

Partnership Agreement; Other Informational Materials.  For purposes hereof, the term “Partnership Agreement” shall mean the Acquiror’s Limited Partnership Agreement dated as of June 7, 2013, as may be amended from time to time.  Contributor hereby acknowledges and agrees that the ownership of LP Units by it and its rights and obligations as a limited partner of the Acquiror (including, without limitation, their right to transfer, encumber, pledge and exchange LP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in this Agreement and in the Partnership Agreement.  In that regard, Contributor hereby covenants and agrees that, at Closing, it shall execute any and all documentation reasonably required by the Acquiror and Talon Holding to formally memorialize the foregoing (collectively, the “Partnership Agreement Adoption Materials”).  Contributor acknowledges that it has received and reviewed, prior to the Closing Date, the following (the “Disclosure Materials”):  (i) Talon Holding’s Quarterly Report on Form 10-Q for the quarter ended Sept 30, 2016, (ii) Annual Report on Form 10-K for the year ended December 31, 2015; (iii) any Current Reports on Form 8-K of Talon Holding and the Acquiror filed subsequent to Sept. 30, 2018; and (iii) the Partnership Agreement.  Contributor acknowledges that it:  (x) has had an opportunity to obtain and review each document incorporated by reference into the Disclosure Materials; (y) has had an opportunity to conduct a due diligence review of the affairs of the Acquiror and Talon Holding; and (z) has been afforded the opportunity to ask questions of, and receive additional information from, Talon Holding and Acquiror regarding Talon Holding and the Acquiror.

2.5.

Transfer Requirements.  , Contributor may sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it.  Contributor acknowledges that it is familiar with the provisions of Rule 144 under the Securities Act of 1933 and acknowledges and agrees that without registration of the Conversion Shares, the Conversion Shares generally may not be sold for at least six months following conversion.  The provisions of this Section 2.6 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.6.

Whenever the Acquiror proposes to register any of its equity securities under the Securities Act other than pursuant to (i) the Acquiror initial Public Offering (if the applicable underwriters request that only securities owned by the Acquiror be included in such offering), (ii) in connection with a registration, the primary purpose of which is to register debt securities, (i.e., in connection with a so-called “equity kicker”) or (iii) pursuant to a registration statement on Form S-1, S-3, S-4 or S-8 or any similar or successor form and the registration form to be used may be used for the registration of Registerable Securities (a “Piggyback Registration”), the Acquiror will give prompt written notice to all holders of LP Units, issued in connection to this transaction, of its intention to effect such a registration and will include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all common shares with respect to which the Acquiror has received written requests for inclusion therein within twenty (20) days after the receipt of the Acquiror notice.

3.

CLOSING.

The contribution of the Project and delivery of LP Units contemplated herein shall be consummated at a closing (“Closing”) to take place on a date no later than September 30, 2018.  The date on which the Closing occurs shall be referred to herein as the “Closing Date”.  The Closing shall be effective as of 12:01 a.m. Central Time on the Closing Date.  Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Contributor up to and including the actual time of the Closing, and thereafter by Acquiror.

4.

PAYMENT OF THE CONTRIBUTION PRICE.

4.1.

The Contribution Price should be paid as follows:

4.1.1.

Fourteen Million Seven Hundred Ninety-Six Thousand Seven Hundred Sixty-Five Dollars ($14,796,765.00) in the form of Five Million Nine Hundred Eighteen Thousand Seven Hundred Six (5,918,706) Talon LP Units payable upon Closing.

4.1.2.

The Contribution Price shall be adjusted if and to the Existing Indebtedness on each of the Hotels exceeds the aggregate indebtedness set forth on Exhibit B attached hereto.

5.

CONTRIBUTOR’S DELIVERIES.  Subsequent to the Contract Date, Contributor shall make available to Acquiror, to the extent specifically requested in writing by Acquiror and in Contributor’s possession and control, copies of all documents, contracts, information, Records (as defined below) and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as “Contributor’s Deliveries” on Exhibit D.  As used herein, “Records” means all books, records, tax returns, correspondence, financial data, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to receipts and expenditures pertaining to the Project for the three (3) most recent full calendar years and the current calendar year and all contracts, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to operations of the Hotels.

6.

INSPECTION PERIOD.

6.1.

Acquiror shall have until the Closing Date to review and approval of Contributor’s Deliveries and Records.  Notwithstanding anything contained herein to the contrary, in the event Acquiror does not approve of the Hotels, Records and Contributor’s Deliveries, Acquiror shall have the absolute right to terminate this Agreement.

6.2.

Confidentiality.  Each party agrees to maintain in confidence, and not to disclose (and shall cause its affiliates, employees and equity holders to maintain in confidence, and not to disclose) to any person or entity, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Contributor to Acquiror, its agents and representatives in connection with Acquiror’s investigation of the Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party’s accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know (in the disclosing party’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; and (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority.  In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely.  Acquiror and Contributor shall also have the right to issue a press release upon the consummation of the transactions described in this Agreement.

6.3

Contracts and Agreements.  If Acquiror does not approve any of the contracts or agreements relating to the Hotels and Companies, Contributor shall cause the cancellation or termination of the same, effective as of Closing, and Contributor shall indemnify and hold harmless Acquiror from any liability or obligation thereupon.

6.4.

Return of Documents.  If Acquiror fails to close the transaction which is the subject matter of this Agreement for any reason, Acquiror shall return all documents supplied to Acquiror by Contributor.

7.

UCC MATTERS.

7.1.

UCC Searches.  Prior to Closing, Acquiror may obtain current searches of all Uniform Commercial Code financing statements filed with the applicable Secretary of State, or the appropriate county official, against Contributor, Contributor’s affiliates involved in the operation of the Project and the management agents for the Project.

8.

REPRESENTATIONS AND WARRANTIES.

8.1.

Contributor.  Contributor represents and warrants to Acquiror that the following matters are substantially true in all material respects as of the Contract Date and shall be substantially true in all material respects as of the Closing Date.

8.1.1.

Assistance; Performance.  Contributor agrees to perform all obligations pursuant to the MOA prior to Closing and to assist Acquiror in the performance of all obligations related to the Project after Closing.

8.1.2.

Investment Representation. Contributor represents that its LP Units are being acquired by it with the present intention of holding such LP Units for purposes of investment, and not with a view towards sale or any other distribution.  Contributor recognizes that it may be required to bear the economic risk of an investment in the LP Units for an indefinite period of time.  Contributor is an Accredited Investor.  Contributor has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units.  Contributor has been furnished with the informational materials described herein (collectively, the “Informational Materials”), and has read and reviewed the Informational Materials and understands the contents thereof.

8.2.

Acquiror.  If applicable, Acquiror represents and warrants to Contributor that the following matters are true as of the Contract Date and shall be true as of the Closing Date:

8.2.1.

Acquiror has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

8.2.2.

The execution and delivery of this Agreement by Acquiror the performance of this Agreement by Acquiror, has been duly authorized by Acquiror, and this Agreement is binding and enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

8.2.3.

The LP Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.

9.

ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

9.1.

Acquiror’s Conditions Precedent.  In addition to the other conditions enumerated in this Agreement, the following shall be additional Acquiror’s Conditions Precedent:

9.1.1.

Pending Actions.  At Closing there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Acquiror’s sole and absolute discretion, materially and adversely affect the value or marketability of the Project, or the ability of Acquiror to operate any or all of the Project in the manner it is being operated on the Contract Date.

9.1.2.

Representations and Warranties True.  The representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all respects.

9.1.3.

Covenants Performed.  All covenants of Contributor required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

9.2.

Contributor’s Additional Conditions Precedent.  The following shall be additional Contributor’s Conditions Precedent:

9.2.1.

Representations and Warranties.  The representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, in all respects, as though such representations and warranties were made on such date.

9.2.2.

Covenants. All covenants of Acquiror required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

10.

[INTENTIONALLY OMITTED.]

11.

CLOSING DELIVERIES.

11.1.

Contributor’s.  At Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Acquiror or Subsidiary, as applicable, the following, in form and substance acceptable to Acquiror or Subsidiary, as applicable:

11.1.1.

Assignment of Ownership Interests.  An Assignment of Ownership Interests, copies of which is attached as Exhibit E;

11.1.2.

Assignment of Keys.  Keys to all locks in the Hotels;

11.1.3.

Assignment of all other agreements and contracts approved by Acquiror related to the Hotels;

11.1.4.

Original Documents.  To the extent not previously delivered to Acquiror, originals of the Records; and

11.1.5.

Closing Statement.

11.2.

Acquiror’s.  As a condition precedent to Contributor’s obligation to close (“Contributor’s Condition Precedent”), Acquiror or General Partner, as applicable, shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor, Subsidiary and Acquiror and their respective counsel:

11.2.1.

Partnership Agreement.  A copy of the Partnership Agreement;

11.2.2.

The LP Units.

11.2.3.

Closing Statement.

12.

SUCCESSORS AND ASSIGNS.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.

NOTICES.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and Acquiror as follows:

ACQUIROR:

Talon OP, L.P.

5500 Wayzata Boulevard, Suite 1070

Minneapolis, Minnesota 55416

Attn:  MG Kaminski

E-mail: mgk@talonreit.com

CONTRIBUTOR:

First Capital Real Estate Operating Partnership, L.P.

1407 Broadway

28th Floor

New York, NY  10018

Attn:  Suneet Singal, CEO

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via email; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day.  Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 13.

14.

BENEFIT.  This Agreement is for the benefit only of the parties hereto and their successors and assignees as permitted in Section 12 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

15.

MISCELLANEOUS.

15.1.

Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

15.2.

Time of the Essence.  Time is of the essence of this Agreement.

15.3.

Conditions Precedent.  The waiver of any particular Acquiror’s Condition Precedent or Contributor’s Condition Precedent shall not constitute the waiver of any other.

15.4.

Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Acquiror have contributed substantially and materially to the preparation of this Agreement.  The headings of various Sections in this Agreement are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

15.5.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15.6.

Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

15.7.

Expenses.  Except and to the extent as otherwise expressly provided to the contrary herein, Acquiror and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

15.8.

Waiver of Conditions Precedent. Acquiror and Contributor shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

15.9.

Counterparts.  This Agreement may be executed by electronic or facsimile signature and in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

15.10

Calculation of Time Periods.  Notwithstanding anything to the contrary contained in this Agreement, any period of time provided for in this Agreement that is intended to expire on or prior to the Closing Date, but that would extend beyond the Closing Date if permitted to run its full term, shall be deemed to expire upon Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on the date first above written.

CONTRIBUTOR:

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P.

By: First Capital Real Estate Trust Incorporated, its General Partner

By:	/s/ Suneet Singal
Suneet Singal, Chairman, CEO

ACQUIROR:

TALON OP, L.P.

By: Talon Real Estate Holding Corp., its general partner

By:	/s/ MG Kaminski
MG Kaminski, CEO

EXHIBIT A

Ownership Interests

Company	Ownership Interests	Percentage
CC Hospitality, LLC	First Capital Real Estate Operating Partnership, L.P.	100%
Prime Lodging, LLC	First Capital Real Estate Operating Partnership, L.P.	100%
Stephenville Lodging, LTD.	First Capital Real Estate Operating Partnership, L.P.	100%
Raviraj, LLC	First Capital Real Estate Operating Partnership, L.P.	100%
Stephenville Hospitality, LTD.	First Capital Real Estate Operating Partnership, L.P.	100%
Eastland Hospitality, LLC	First Capital Real Estate Operating Partnership, L.P.	100%
Protea Hospitality, LLC	First Capital Real Estate Operating Partnership, L.P.	100%

EXHIBIT B

Existing Indebtedness

Property	Lender	Current Balance

HIE Eastland	First National Bank of Baird	4,175,311
HIE Pampa	First National Bank	2,500,000
HIE Stephenville	Texas Bank, Brownwood	4,560,000
LQ Colorado City	Western Bank	3,600,000
LQ Stephenville	First National Bank	4,295,324
LQ Weatherford	Centennial Bank	3,725,000
S6 Sweetwater	Centennial Bank	3,137,600

EXHIBIT C

Investor Materials

EXHIBIT D

Contributor Deliveries

1.

Financial Records including Balance Sheets and Income Statements.

2.

Existing Indebtedness Documents.

3.

Title Evidence.

4.

Evidence of Ownership Interests.

5.

Company Governance Documents.

6.

Management Contracts.

7.

Franchise Agreements.

EXHIBIT E

Form of Assignment of Ownership Interests